As filed with the Securities and Exchange Commission on March 23, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

221 Main Street, Suite 300 San Francisco, CA
94105
(Address of Principal Executive Offices)	(Zip Code)

Prosper Marketplace, Inc. 2015 Equity Incentive Plan
(Full title of the plan)

Sachin Adarkar, Esq.
General Counsel and Secretary
221 Main Street, Suite 300
San Francisco, CA 94105
(Name and address of agent for service)
(415) 593-5400
(Telephone number, including area code, of agent for service)

Copies to:
Keir D. Gumbs, Esq.
Covington & Burling LLP
One CityCenter, 850 Tenth Street, NW
Washington, DC 20001
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	49,425,117 shares	$0.54(2)	$26,689,563 (2)	$3,322.85(3)

(1) In accordance with Rule 416 under the Securities Act of 1933, (the “Securities Act”) as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) As described in the Explanatory Note below, the number of shares of common stock being registered hereby consists of (i) 30,714,907 shares of common stock added to the Prosper Marketplace, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) on January 23, 2018, and (ii) 18,710,210 shares of common stock returned to the 2015 Plan (the “Rollover Shares”) as a result of forfeiture, cancellation or expiration of prior awards made under the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan (the “2005 Plan”).

(3) The actual offering price per share of common stock will be determined in accordance with the terms of the 2015 Plan. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the book value of Prosper common stock as of March 23, 2018 (the latest practicable date prior to the date of filing this registration statement on Form S-8).

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Prosper Marketplace, Inc. (“Prosper” or the “Registrant”) to register an additional 49,425,117 shares under the 2015 Plan, comprised of:

(i)	30,714,907 shares of the Registrant’s common stock that were added to the 2015 Plan on January 23, 2018; and

(ii)
18,710,210 of Rollover Shares rolled over into the 2015 Plan from the 2005 Plan. The Rollover Shares were returned to the 2015 Plan as a result of forfeiture, cancellation or expiration of prior awards made under the 2005 Plan.

The total number of shares issuable pursuant to the awards under the 2015 Plan are now increased from 35,996,488 shares to 66,711,395 shares, plus that number of shares returned to the 2015 Plan as a result of the forfeiture, cancellation or expiration of prior awards granted under our 2005 Plan and are thereby available for grant and issuance under the 2015 Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s registration statements on Form S-8 filed with the SEC on May 12, 2015 (File No. 333-204079), April 13, 2016 (File No. 333-210715) and August 15, 2016 (File No. 333-213141) are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.

    Prosper is subject to the informational and reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

• Annual Report on Form 10-K for the fiscal year ended December 31, 2017; and • Current Report on Form 8-K filed on February 28, 2018.

All documents subsequently filed by Prosper pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 23, 2018.

PROSPER MARKETPLACE, INC.
By: /s/ David Kimball
Name: David Kimball
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Kimball and Sachin Adarkar, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things in his name in the capacity indicated below which they may deem necessary or advisable to enable Prosper to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with the registration of shares of Common Stock to be issued and sold under the 2015 Plan, including specifically, but not limited to, power and authority to sign for him in his name in the capacity indicated below this Registration Statement and any and all amendments (including post-effective amendments) thereto; and he hereby approves, ratifies and confirms all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the Registrant on March 23, 2018.

SIGNATURE:	TITLE:

/s/ David Kimball	Chief Executive Officer (Principal Executive Officer); Director
David Kimball

/s/ Usama Ashraf	Chief Financial Officer (Principal Financial and Accounting Officer)
Usama Ashraf

/s/ Rajeev V. Date	Director
Rajeev V. Date

/s/ Patrick W. Grady	Director
Patrick W. Grady

/s/ David R. Golob	Director
David R. Golob

/s/ Claire A. Huang	Director
Claire A. Huang

/s/ Mason Haupt	Director
Mason Haupt

/s/ Nigel W. Morris	Director
Nigel W. Morris

EXHIBIT INDEX

4.1	Amendment No. 3 to the Prosper Marketplace, Inc. 2015 Equity Incentive Plan
5.1	Opinion of Sachin Adarkar, General Counsel and Secretary of Prosper
23.1	Consent of Sachin Adarkar (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page)